EXHIBIT 3.2

SECOND AMENDED AND RESTATED BYLAWS OF

GLOBAL GROWTH TRUST, INC.

These Second Amended and Restated Bylaws (the “Bylaws”), amended and restated as of August   9  , 2011, are the Bylaws of Global Growth Trust, Inc., a corporation organized under the laws of the State of Maryland (the “Company”) (formerly known as CNL Macquarie Global Growth Trust, Inc.), having National Registered Agents, Inc. of MD as its resident agent located at 836 Park Avenue, Second Floor, Baltimore, Maryland 21201, and which Bylaws are amended and restated for the sole purpose of reflecting the corporate name change of the Company and the current registered agent in this preamble.

ARTICLE I

OFFICES

SECTION 1.  PRINCIPAL OFFICE.  The principal office of the Company shall be located at such place or places as the Board of Directors may designate in the State of Maryland.

SECTION 2.    ADDITIONAL OFFICES.    The Company may have additional offices at such places as the Board of Directors may from time to time determine or the business of the Company may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

SECTION 1.  PLACE.  All meetings of stockholders shall be held at the principal office of the Company or at such other place within the United States as shall be stated in the notice of the meeting.

SECTION 2.  ANNUAL MEETING.  An annual meeting of the stockholders for the election of Directors, as such term is defined below, and the transaction of any business within the powers of the Company shall be held upon reasonable notice and not less than thirty (30) days after delivery of the annual report.

SECTION 3.  SPECIAL MEETINGS.  Subject to the rights of the holders of any series of Preferred Shares (as such term is defined in the Company’s Articles of Incorporation, as amended (the “Articles of Incorporation”) to elect additional Directors under specified circumstances, special meetings of the stockholders may be called by (i) the chief executive officer, the president or the chairman of the Board of Directors; (ii) a majority of the Board of Directors; (iii) a majority of the Independent Directors (as such term is defined herein); or (iv) the secretary at the request in writing of stockholders holding outstanding Equity Shares (as such term is defined in the Articles of Incorporation) representing at least ten percent (10%) of all votes entitled to be cast on any issue proposed to be considered at any such special meeting. Written notice of any special meeting called pursuant to subsection (iv) will be provided to all stockholders within ten (10) days after any such request is received, stating the purpose of the meeting and time and place of the meeting specified in the request, or if none is specified, a time and place convenient to the stockholders. The meeting shall be held on a date not less than fifteen (15) nor more than sixty (60) days after distribution of the notice.

SECTION 4.  NOTICE.  Not less than fifteen (15) nor more than sixty (60) days before each meeting of stockholders, the secretary shall give to each stockholder entitled to vote at such meeting, and to each stockholder not entitled to vote who is entitled to notice of the meeting, written or printed notice stating the time and place of the meeting and, in the case of a special meeting or as otherwise may be required by statute or these Bylaws, the purpose for which the meeting is called, either by mail to the address of such stockholder as it appears on the records of the Company, by presenting it to such stockholder personally, by leaving it at his residence or usual place of business or by any other means permitted by Maryland law. If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the stockholder at his post office address as it appears on the records of the Company, with postage thereon prepaid.

SECTION 5.    SCOPE OF NOTICE.    Any business of the Company may be transacted at an annual meeting of stockholders without being specifically designated in the notice, except such business as is required by statute to be stated in such notice. No business shall be transacted at a special meeting of stockholders except as specifically designated in the notice.

SECTION 6.  QUORUM.  At any meeting of stockholders, the presence in person or by proxy of the stockholders entitled to cast fifty percent (50%) of all the votes entitled to be cast at the meeting shall constitute a quorum; but this section shall not affect any requirement under any statute, any other provision of these Bylaws, or the Articles of Incorporation for the vote necessary for the adoption of any measure. If, however, such quorum shall not be present at any meeting of the stockholders, the stockholders entitled to vote at such meeting, present in person or by proxy, shall have power to adjourn the meeting from time to time to a date not more than one hundred twenty (120) days after the original record date without notice other than announcement at the meeting. At such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified.

SECTION 7.    VOTING.    A majority of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a Director, notwithstanding the concurrence of the Board of Directors to such action. Each share may be voted for as many individuals as there are Directors to be elected and for whose election the share is entitled to be voted. A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by statute or by the Articles of Incorporation. Unless otherwise provided in the Articles of Incorporation, each Equity Share owned of record on the applicable record date shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders. The Company’s Advisor (as such term is defined in the Articles of Incorporation), the Directors and any affiliates are prohibited from voting on or consenting to matters submitted to the stockholders regarding the removal of the Advisor, Directors or any affiliate or any transaction between the Company and any of them, nor will such shares be counted in determining a quorum or a majority in such circumstances.

SECTION 8.    PROXIES.    A stockholder may vote the Equity Shares owned of record by him, either in person or by proxy executed in writing by the stockholder or by his duly authorized attorney in fact. Such proxy shall be filed with the secretary of the Company before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

SECTION 9.    VOTING OF SHARES BY CERTAIN HOLDERS.    Equity Shares registered in the name of a corporation, partnership, trust or other entity, if entitled to be voted, may be voted by the chief executive officer or a vice president, a general partner, trustee or other fiduciary thereof, as the case may be, or a proxy appointed by any of the foregoing individuals, unless some other person who has been appointed to vote such shares pursuant to a bylaw or a resolution of the board of directors of such corporation or other entity presents a certified copy of such bylaw or resolution, in which case such person may vote such shares. Any trustee or other fiduciary may vote shares registered in his name as such fiduciary, either in person or by proxy.

Equity Shares of the Company owned by it or its subsidiaries shall not be voted at any meeting and shall not be counted in determining the total number of outstanding shares entitled to be voted at any given time, unless they are held by it in a fiduciary capacity, in which case they may be voted and shall be counted in determining the total number of outstanding shares at any given time.

The Directors may adopt by resolution a procedure by which a stockholder may certify in writing to the Company that any Equity Shares registered in the name of the stockholder are held for the account of a specific person other than the stockholder. The resolution shall set forth: the class of stockholders who may make the certification, the purpose for which the certification may be made, the form of certification and the information to be contained in it; if the certification is with respect to a record date or closing of the share transfer books, the time after the record date or closing of the share transfer books within which the certification must be received by the Company; and any other provisions with respect to the procedure which the Directors consider necessary or desirable. On receipt of such certification, the person specified in the certification shall be regarded as, for the purposes set forth in the certification, the stockholder of record of the specified shares in place of the stockholder who makes the certification.

SECTION 10.  INSPECTORS.  At any meeting of stockholders, the chairman of the meeting may, or upon the request of any stockholder shall, appoint one or more persons as inspectors for such meeting. Such inspectors shall ascertain and report the number of Equity Shares represented at the meeting based upon their determination of the validity and effect of proxies, determine the existence of a quorum, count all votes, report the results and perform such other acts as are proper to conduct the election and voting with impartiality and fairness to all the stockholders.

Each report of an inspector shall be in writing and signed by him or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors. The report of the inspector or inspectors on the number of shares represented at the meeting and the results of the voting shall be prima facie evidence thereof.

SECTION 11.    REPORTS TO STOCKHOLDERS.    Not later than one hundred twenty (120) days after the close of each fiscal year of the Company, the Directors shall deliver or cause to be delivered a report of the business and operations of the Company during such fiscal year to the stockholders, containing (i) financial statements prepared in accordance with generally accepted accounting principles as in effect in the United States of America from time to time or such other accounting system accepted by the U.S. Securities and Exchange Commission and which are audited and reported on by independent certified public accountants; (ii) the ratio of the costs of raising capital during the period to the capital raised; (iii) the aggregate amount of advisory fees and the aggregate amount of other fees paid to the Company’s Advisor and any affiliate of the Advisor by the Company and including fees or charges paid to the Advisor and any affiliate of the Advisor by third parties doing business with the Company; (iv) the Total Operating Expenses (as such term is defined in the Articles of Incorporation) of the Company, stated as a percentage of, for a specified period, the Average Invested Assets (as such term is defined in the Articles of Incorporation) and as a percentage of its Net Income (as such term is defined in the Articles of Incorporation); (v) a report from the Independent Directors that the policies being followed by the Company are in the best interests of its stockholders and the basis for such determination; and (vi) separately stated, full disclosure of all material terms, factors, and circumstances surrounding any and all transactions involving the Company, Directors, Advisor and any Affiliate thereof occurring in the year for which the annual report is made.

SECTION 12.  NOMINATIONS AND STOCKHOLDER BUSINESS.

(a) Annual Meetings of Stockholders.

(1)    With respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by the stockholders may be made only (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Company who was a stockholder of record at the time of giving of notice, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 12(a).

(2)    For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (ii) of paragraph (a)(1) of this Section 12, the stockholder must have given timely notice thereof in writing to the secretary of the Company. To be timely, a stockholder’s notice shall be delivered to the secretary at the principal executive offices of the Company not less than one hundred twenty (120) days nor more than one hundred fifty (150) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting. Such stockholder’s notice shall set forth: (i) as to each person whom the stockholder proposes to nominate for election or re-election as a Director all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A (or any successor regulation) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder or any Stockholder Associated Person (as defined below) and of the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice, any Stockholder Associated Person and the beneficial owner, if any, on whose behalf the nomination or proposal is made, the name and address of such stockholder, as they appear on the Company’s books, of any Stockholder Associated Person and of such beneficial owner and the class and number of shares of the Company which are owned beneficially and of record by such stockholder, Stockholder Associated Person and such beneficial owner. “Stockholder Associated Person” of any stockholder shall mean (x) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (y) any beneficial owner of shares of stock of the Company owned of record or beneficially by such stockholder and (z) any person controlling, controlled by or under common control with such Stockholder Associated Person.

(3)  Notwithstanding anything in the second sentence of Section 12(a)(2) to the contrary, in the event that the number of Directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for Director or specifying the size of the increased Board of Directors made by the Company at least one hundred thirty (130) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 12(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the principal executive offices of the Company not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Company.

(b)  Special Meetings of Stockholders.  Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Company’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which Directors are to be elected pursuant to the Company’s notice of meeting (i) by or at the direction of the Board of Directors or (ii) provided that the Board of Directors has determined that Directors shall be elected at such special meeting, by any stockholder of the Company who is a stockholder of record at the time of giving of notice provided for in this Section 12(b), who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 12(b). In the event the Company calls a special meeting of stockholders for the purpose of electing one or more Directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be) for election to such position as specified in the Company’s notice of meeting, if the stockholder’s notice complies with the requirements of Section 12(a)(2) and is delivered to the secretary at the principal executive offices of the Company not earlier than the ninetieth (90th) day prior to such special meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Directors to be elected at such meeting.

(c) General.

(1)    Only such persons who are nominated in accordance with the procedures set forth in this Section 12 shall be eligible for election by stockholders as Directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 12. The presiding officer of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 12 and, if any proposed nomination or business is not in compliance with this Section 12, to declare that such defective nomination or proposal be disregarded.

(2)    For purposes of this Section 12, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

(3)    Notwithstanding the foregoing provisions of this Section 12, a stockholder also shall comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 12. Nothing in this Section 12 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

SECTION 13.  VOTING BY BALLOT.  Voting on any question or in any election may be viva voce unless the presiding officer shall order or any stockholder shall demand that voting be by ballot.

SECTION 14.    NO STOCKHOLDER ACTION BY WRITTEN CONSENT.    Subject to the rights of the holders of any series of Preferred Shares to elect additional Directors under specific circumstances, any action required or permitted to be taken by the stockholders of the Company after the commencement of the Initial Public Offering (as defined in the Articles of Incorporation) must be effected at an annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.

ARTICLE III

DIRECTORS

SECTION 1.    GENERAL POWERS; NUMBER; QUALIFICATIONS.    The business and affairs of the Company shall be managed under the direction of its Board of Directors (also referred to herein as “Director” or “Directors”). Notwithstanding the other requirements set forth herein and in the Articles of Incorporation, a Director shall be an individual at least twenty-one (21) years of age who is not under legal disability. Until such time as the Company is subject to the NASAA REIT Guidelines (as defined in the Articles of Incorporation), the number of Directors that shall constitute the whole board shall be at least two (2) and not more than eleven

(11). Thereafter, the number of Directors that shall constitute the whole board shall not be less than three (3) nor more than eleven (11). Within such limits, the actual number of directors which shall constitute the whole board shall be as fixed from time to time by resolution of the Board of Directors.

SECTION 2.    INDEPENDENT DIRECTORS; QUALIFICATIONS.    After the commencement of the Initial Public Offering (as defined in the Articles of Incorporation), a majority of Directors of the Company shall be Independent Directors. To qualify as an “Independent Director,” an individual must not be and within the last two years must not have been directly or indirectly associated with the Advisor by virtue of (i) ownership of an interest in the Advisor or its Affiliates, (ii) employment by the Advisor or its Affiliates, (iii) service as an officer or director of the Advisor or its Affiliates, (iv) performance of services, other than as a Director, for the Company, (v) service as a director or trustee of more than three real estate investment trusts advised by the Advisor, or (vi) maintenance of a material business or professional relationship with the Advisor or any of its Affiliates. A business or professional relationship is considered material if the gross revenue derived by the Director from the Advisor and Affiliates exceeds five percent (5%) of either the Director’s annual gross revenue during either of the last two (2) years or the Director’s net worth on a fair market value basis. An indirect relationship shall include circumstances in which a Director’s spouse, parents, children, siblings, mothers- or fathers-in-law, sons- or daughters-in-law, or brothers- or sisters-in-law is or has been associated with the Advisor, any of its Affiliates, or the Company.

SECTION 3.    REGULAR AND ANNUAL MEETINGS.    A meeting of the Directors shall be held at least quarterly in person or by telephone. The Directors may provide, by resolution, the time and place, either within or without the State of Maryland, for the holding of regular meetings of the Directors without other notice than such resolution. An annual meeting of the Directors shall be held immediately after and at the same location as the annual meeting of stockholders.

SECTION 4.  SPECIAL MEETINGS.  Special meetings of Directors may be called by or at the request of the chief executive officer or chairman or by a majority of the Directors then in office. The person or persons authorized to call special meetings of the Directors may fix any place, either within or without the State of Maryland, as the place for holding any special meeting of the Directors called by them.

SECTION 5.  NOTICE.  Notice of any annual, regular or special meeting shall be given by written notice delivered personally, transmitted by facsimile, electronic mail or mailed to each Director at his business or residence address. Personally delivered, facsimile transmitted or electronically mailed notices shall be given at least two (2) days prior to the meeting. Notice by facsimile shall be promptly followed by mailed notice. Notice by mail shall be given at least five (5) days prior to the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail properly addressed, with postage thereon prepaid. If given by electronic mail, a notice shall be deemed given and received when the electronic mail is transmitted to the recipient’s electronic mail address provided in writing by the recipient and electronic confirmation of receipt (either by reply from the recipient or by automated response to a request for delivery receipt) is received by the sending party during normal business hours or on the next business day if not confirmed during normal business hours, and an identical notice is also sent simultaneously by mail, overnight courier or personal delivery as otherwise provided in this Section 5. Except for facsimile and electronic mail notices sent as expressly described above, no notice hereunder shall be effective if sent or delivered by electronic means. Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Directors need be stated in the notice, unless specifically required by statute or these Bylaws.

SECTION 6.  QUORUM.  A whole number of Directors equal to at least a majority of the whole Board of Directors, including a majority of Independent Directors, shall constitute a quorum for transaction of business at any meeting of the Directors; provided, that if less than a quorum are present at said meeting, a majority of the Directors present may adjourn the meeting from time to time without further notice; and provided further, that if, pursuant to the Articles of Incorporation or these Bylaws, the vote of a majority of a particular group of Directors is required for action, a quorum must also include a majority of such group.

The Directors present at a meeting that has been duly called and convened may continue to transact business until adjournment, notwithstanding the withdrawal of enough Directors to leave less than a quorum.

SECTION 7.  VOTING.  The action of the majority of the Directors present at a meeting at which a quorum is present shall be the action of the Directors, unless the concurrence of a particular group of Directors or of a greater proportion is required for such action by applicable statute, the Articles of Incorporation or these Bylaws.

SECTION 8.  TELEPHONE MEETINGS.  Directors may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

SECTION 9.  INFORMAL ACTION BY DIRECTORS.  Any action required or permitted to be taken at any meeting of the Directors may be taken without a meeting, if a consent in writing to such action is signed by each Director and such written consent is filed with the minutes of proceedings of the Directors.

SECTION 10.  VACANCIES.  If for any reason any or all the Directors cease to be Directors, such event shall not terminate the Company or affect these Bylaws or the powers of the remaining Directors hereunder (even if fewer than three Directors remain). Any vacancy created by an increase in the number of Directors shall be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the Directors, although that majority is less than a quorum. Any other vacancy shall be filled at any annual meeting or at any special meeting of the stockholders called for that purpose, by a majority of the Common Shares outstanding and entitled to vote. Any individual so elected as Director shall hold office for the unexpired term of the Director he is replacing. In the event of a vacancy among the Independent Directors, the remaining Independent Directors shall nominate replacements for such position.

SECTION 11.  COMPENSATION.  Each Director is entitled to receive $15,000 annually for serving on the Board of Directors, as well as fees of $2,000 per meeting of the Board of Directors attended or participated in telephonically. Each Director is entitled to receive $2,000 per Audit Committee meeting attended or participated in telephonically. In addition to the fee for each Audit Committee meeting, the chairman of the Audit Committee shall receive an annual retainer of $10,000 and shall be entitled to receive a fee of $2,000 per meeting attended or telephonic meeting in which such chairman participates with the Company’s independent accountants as a representative of the Audit Committee. In addition, each Director is entitled to receive $2,000 per meeting of any other committee of the Board of Directors attended or telephonic meeting of any such committee in which the Director participates. Directors that are members of a special committee are entitled to receive fees of $2,000 per day for service as representatives of such special committee in lieu of the above compensation (to the extent that such Directors devote in excess of three (3) hours on such day to matters relating to such special committee). The Company will not pay any compensation to the Directors of the Company who also serve as officers and directors of the Advisor or are employees of an Affiliate of the Advisor (as such term is defined in the Articles of Incorporation). No additional compensation shall be paid for attending the annual stockholders meeting.

SECTION 12.    ELECTION AND REMOVAL OF DIRECTORS; TERM.    The stockholders may, at any time, remove any Director in the manner provided in the Articles of Incorporation. The term of service for a Director is one (1) year, without limit on successive terms.

SECTION 13.  CHAIRMAN OF THE BOARD.  The Directors from time to time may elect a Chairman of the Board. The Chairman of the Board, if one be elected, shall preside at all meetings of the Directors and of the stockholders, and the Chairman of the Board shall have and perform such other duties as from time to time may be assigned to the Chairman of the Board by the Directors. The Chairman of the Board may delegate to any qualified person authority to chair any meeting of the stockholders, either on a temporary or permanent basis.

SECTION 14.  LOSS OF DEPOSITS.  No Director shall be liable for any loss which may occur by reason of the failure of the bank, trust company, savings and loan association, or other institution with which moneys or shares have been deposited.

SECTION 15.  SURETY BONDS.  Unless required by law, no Director shall be obligated to give any bond or surety or other security for the performance of any of his duties.

SECTION 16.  RELIANCE.  Each Director, officer, employee and agent of the Company shall, in the performance of his duties with respect to the Company, be fully justified and protected with regard to any act or failure to act in reliance in good faith upon the books of account or other records of the Company, upon an opinion of counsel or upon reports made to the Company by any of its officers or employees or by the advisers, accountants, appraisers or other experts or consultants selected by the Directors or officers of the Company, regardless of whether such counsel or expert may also be a Director.

SECTION 17.  CERTAIN RIGHTS OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.  The Directors shall have no responsibility to devote their full time to the affairs of the Company. Any Director, officer, employee or agent of the Company, in his personal capacity or in a capacity as an affiliate, employee, or agent of any other person, or otherwise, may have business interests and engage in business activities similar to or in addition to those of or relating to the Company, subject to the adoption of any policies relating to such interests and activities adopted by the Directors and applicable law.

ARTICLE IV

COMMITTEES

SECTION 1.  NUMBER, TENURE AND QUALIFICATIONS.  The Directors may, by resolution or resolutions passed by a majority of the whole Board, appoint from among its members an Audit Committee and other committees, composed of two (2) or more Directors to serve at the pleasure of the Directors. At such time, if any, as the Shares become listed on a national securities exchange, the Company will form a Compensation Committee. After the commencement of the Initial Public Offering (as defined in the Articles of Incorporation), at least a majority of the members of each committee of the Company’s Board of Directors, or if a committee numbers two (2) or less, both directors, must be Independent Directors.

SECTION 2.  POWERS.  The Directors may delegate to committees appointed under Section 1 of this Article IV any of the powers of the Board of Directors; provided, however, that the Directors may not delegate to any committee the power to declare dividends or other Distributions (as such term is defined in the Articles of Incorporation), elect Directors, issue Equity Shares in the Company other than as provided in the next sentence, recommend to the stockholders any action which requires stockholder approval, amend the Bylaws or approve any merger or share exchange which does not require stockholder approval. If the Board of Directors has given general authorization for the issuance of Equity Shares in the Company to a committee of the Board, in accordance with a general formula or method specified by the Board by resolution or by adoption of an option or other plan, such committee may fix the terms of the Equity Shares subject to classification or reclassification and the terms on which the shares may be issued, including all terms and conditions required or permitted to be established or authorized by the Board of Directors.

SECTION 3.  COMMITTEE PROCEDURES.  Each committee may fix rules of procedure for its business. A majority of the members of a committee shall constitute a quorum for the transaction of business and the action of a majority of those present at a meeting at which a quorum is present shall be action of the committee. In the absence of any member of any committee, the members thereof present at any meeting, whether or not they constitute a quorum, may appoint another Director to act in the place of such absent member, subject to the requirements of Section 1 of this Article IV. Any action required or permitted to be taken at a meeting of a committee may be taken without a meeting, if a unanimous written consent which sets forth the action to be taken is signed by each member of the committee and filed with the minutes of the proceedings of such committee. The members of a committee may conduct any meeting thereof by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by such means shall constitute presence in person at the meeting.

ARTICLE V

OFFICERS

SECTION 1.  GENERAL PROVISIONS.  The officers of the Company may consist of a chairman of the board, a chief executive officer, a president, a chief operating officer, one or more vice presidents, a chief financial officer and treasurer, a secretary, and one or more assistant secretaries, as determined by the Directors. In addition, the Directors may from time to time appoint such other officers with such powers and duties as they shall deem necessary or desirable. The officers of the Company shall be elected annually by the Directors at the first meeting of the Directors held after each annual meeting of stockholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as may be convenient. Each officer shall hold office until his or her successor is elected and qualifies or until his or her death, resignation or removal in the manner hereinafter provided. Any two (2) or more offices except (i) chief executive officer and vice president, or (ii) president and vice president, may be held by the same person, although any person holding more than one office in the Company may not act in more than one capacity to execute, acknowledge or verify an instrument required by law to be executed, acknowledged or verified by more than one officer. In their discretion, the Directors may leave unfilled any office except that of the chief executive officer, the president, the treasurer and the secretary. Election of an officer or agent shall not of itself create contract rights between the Company and such officer or agent.

SECTION 2.  REMOVAL AND RESIGNATION.  Any officer or agent of the Company may be removed by a majority of the members of the whole Board of Directors, with or without cause, if in their judgment the best interests of the Company would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any officer of the Company may resign at any time by giving written notice of his resignation to the Directors, the chairman of the board, the chief executive officer or the secretary. Any resignation shall take effect at any time subsequent to the time specified therein or, if the time when it shall become effective is not specified therein, immediately upon its receipt. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation.

SECTION 3.  VACANCIES.  A vacancy in any office may be filled by the Directors for the balance of the term.

SECTION 4.  CHIEF EXECUTIVE OFFICER.  The Directors may designate a chief executive officer from among the elected officers. In the absence of such designation, the president shall be the chief executive officer of the Company. The chief executive officer shall in general supervise the management of the business affairs of the Company and the implementation of the policies of the Company, as determined by the Directors. He or she may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Directors or by these Bylaws to some other officer or agent of the Company or shall be required by law to be otherwise executed, and in general shall perform all duties incident to the office of chief executive officer and such other duties as may be prescribed by the Directors from time to time.

SECTION 5.  PRESIDENT.  The president, subject to the control of the Board of Directors and with the chief executive officer, shall in general supervise and control all of the business and affairs of the Company. He or she shall, when present and in the absence of the chairman of the board and the chief executive officer, preside at all meetings of the stockholders and the Board of Directors. He or she may sign with the secretary or any other proper officer of the Company authorized by the Board of Directors, deeds, mortgages, bonds, contracts, or other instruments which the Board of Directors has authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Company, or shall be required by law to be otherwise signed or executed, and in general shall perform all duties incident to the office of president and such other duties as may be prescribed by the chief executive officer or the Directors from time to time.

SECTION 6.  CHIEF OPERATING OFFICER.  The chief operating officer, under the direction of the chief executive officer, shall have general management authority and responsibility for the day-to-day implementation of the policies of the Company. He or she may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Directors or by these Bylaws to some other officer or agent of the Company or shall be required by law to be otherwise executed, and in general shall perform all duties incident to the office of chief operating officer and such other duties as may be prescribed by the Directors from time to time.

SECTION 7.  VICE PRESIDENTS.  In the absence of the chief executive officer, the president, the chief operating officer or in the event of a vacancy in all such offices, the vice president (or in the event there be more than one vice president, the vice presidents in the order designated at the time of their election or, in the absence of any designation, then in the order of their election) shall perform the duties of the chief executive officer or the president and when so acting shall have all the powers of and be subject to all the restrictions upon the chief executive officer and the president, and shall perform such other duties as from time to time may be assigned to him by the chief executive officer, by the president, by the chief operating officer or by the Directors. The Directors may designate one or more vice presidents as executive vice president or as vice president for particular areas of responsibility.

SECTION 8.   SECRETARY.   The secretary shall: (i) keep the minutes of the proceedings of the stockholders, the Directors and committees of the Directors in one or more books provided for that purpose; (ii) see that all notices are duly given in accordance with the provisions of the Articles of Incorporation, these Bylaws or as required by law; (iii) be custodian of the trust records and of the seal (if any) of the Company; (iv) keep a register of the post office address of each stockholder which shall be furnished to the secretary by such stockholder; (v) have general charge of the share transfer books of the Company; and (vi) in general perform such other duties as from time to time may be assigned to him or her by the chief executive officer, by the president, by the chief operating officer or by the Directors.

SECTION 9.   CHIEF FINANCIAL OFFICER AND TREASURER.   The chief financial officer and treasurer shall have the custody of the funds and securities of the Company and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Directors. The chief financial officer shall disburse the funds of the Company as may be ordered by the Directors, taking proper vouchers for such disbursements, and shall render to the chief executive officer and Directors, at their regular meetings of the Directors or whenever they may require it, an account of all his or her transactions as chief financial officer and of the financial condition of the Company.

If required by the Directors, he or she shall give the Company a bond in such sum and with such surety or sureties as shall be satisfactory to the Directors for the faithful performance of the duties of his or her office and for the restoration to the Company, in case of his or her death, resignation, retirement or removal from office, all books, papers, vouchers, moneys and other property of whatever kind in his or her possession or under his or her control belonging to the Company.

SECTION 10.  ASSISTANT SECRETARIES.  The assistant secretaries, in general, shall perform such duties as shall be assigned to them by the secretary, or by the chief executive officer, the president, or the Directors.

SECTION 11.  ASSISTANT TREASURERS.  The assistant treasurers, in general, shall perform such duties as shall be assigned to them by the chief financial officer and treasurer, or by the chief executive officer, the president, or the Directors.

SECTION 12.  SALARIES.  The salaries of the officers shall be fixed from time to time by the Directors, and no officer shall be prevented from receiving such salary by reason of the fact that he or she is also a Director. The Board may delegate authority to fix salaries to the President or Chief Executive Officer for Company employees not specifically listed in this Article.

ARTICLE VI

CONTRACTS, LOANS, CHECKS AND DEPOSITS

SECTION 1.  CONTRACTS.  The Directors may authorize any officer or agent to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Company and such authority may be general or confined to specific instances. Any agreement, deed, mortgage, lease or other document executed by one or more of the Directors or by an authorized person shall be deemed valid and binding upon the Directors and upon the Company when so authorized or ratified by action of the Directors.

SECTION 2.  CHECKS AND DRAFTS.  All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Company shall be signed by such officer or officers, agent or agents of the Company and in such manner as shall from time to time be determined by the Directors.

SECTION 3.  DEPOSITS.  All funds of the Company not otherwise employed shall be deposited from time to time to the credit of the Company in such banks, trust companies or other depositories as the Directors may designate.

ARTICLE VII

EQUITY SHARES

SECTION 1.  CERTIFICATES.  The Company will not issue share certificates. A stockholder’s investment will be recorded on the books of the Company. A stockholder wishing to transfer his or her Shares will be required to send only an executed form to the Company, and the Company will provide the required form upon a stockholder’s request. The executed form and any other required documentation must be received by the Company on or before the fifteenth (15th) of the month for a transfer to be effective the following month.

SECTION 2.  TRANSFERS.  Transfers of Equity Shares shall be effective, and the transferee of the Equity Shares will be recognized as a holder of such Shares as of the first day of the following month on which the Company receives properly executed documentation. Stockholders who are residents of New York may not transfer fewer than two hundred fifty (250) shares at any time.

The Company shall be entitled to treat the holder of record of any Equity Shares as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Maryland.

SECTION 3.  NOTICE OF ISSUANCE OR TRANSFER.  Upon issuance or transfer of Equity Shares, the Company shall send the stockholder a written statement that complies with the requirements of Section 7.6(xii) of Articles of Incorporation and reflects such investment or transfer. In addition such written statement shall set forth (i) the name of the Company; (ii) the name of the stockholder or other person to whom it is issued or transferred; (iii) the class of shares and number of shares purchased; (iv) the designations and any preferences, conversions and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of the shares of each class which the Company is authorized to issue; (v) the differences in the relative rights and preferences between the shares of each series of shares to the extent they have been set; (vi) the authority of the Board of Directors to set the relative rights and preferences; (vii) the restrictions on transferability of the shares sold or transferred (without affecting § 8-204 of the Commercial Law Article of the Maryland General Corporation Law (the “MGCL”); and (viii) any other information required by law. The Company, alternatively, may furnish notice that a full statement of the information contained in the foregoing subsections (i) through (viii) and otherwise complying with Section 7.6(xii) of the Articles of Incorporation will be provided to any stockholder upon request and without charge.

SECTION 4.   CLOSING OF TRANSFER BOOKS OR FIXING OF RECORD DATE.   The Directors may set, in advance, a record date for the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders, or stockholders entitled to receive payment of any Distribution or the allotment of any other rights, or in order to make a determination of stockholders for any other proper purpose. Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall not be more than ninety (90) days and, in the case of a meeting of stockholders, not less than ten (10) days, before the date on which the meeting or particular action requiring such determination of stockholders is to be held or taken.

In the context of fixing a record date, the Directors may provide that the share transfer books shall be closed for a stated period but not longer than twenty (20) days. If the share transfer books are closed for the purpose of determining stockholders entitled to notice of or to vote at a meeting of stockholders, such books shall be closed at least ten (10) days before the date of such meeting.

If no record date is fixed and the share transfer books are not closed for the determination of stockholders, (i) the record date for the determination of stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the date on which notice of meeting is mailed or the thirtieth (30th) day before the meeting, whichever is the closer date to the meeting, and (ii) the record date for the determination of stockholders entitled to receive payment of a Distribution or an allotment of any other rights shall be the close of business on the day on which the resolution of the Directors declaring the Distribution or allotment of rights is adopted, but the payment or allotment of rights may not be made more than sixty (60) days after the date on which the resolution is adopted.

When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this Section 4, such determination shall apply to any adjournment thereof, except where the determination has been made through the closing of the transfer books and the stated period of closing has expired.

SECTION 5.  SHARE LEDGER.  The Company shall maintain at its principal office or at the office of its counsel, accountants or transfer agent, an original or duplicate share ledger, in written form or in any other form which can be converted within a reasonable time into written form for visual inspection, containing the name and address of each stockholder and the number of shares of each class held by such stockholder.

SECTION 6.  FRACTIONAL SHARES; ISSUANCE OF UNITS.  Directors may issue fractional shares or provide for the issuance of scrip, all on such terms and under such conditions as they may determine. Notwithstanding any other provision of the Articles of Incorporation or these Bylaws, the Directors may issue units consisting of different securities of the Company. Any security issued in a unit shall have the same characteristics as any identical securities issued by the Company, except that the Directors may provide that for a specified period securities of the Company issued in such unit may be transferred on the books of the Company only in such unit.

Before issuance of any shares classified or reclassified or otherwise issued in a unit, the Board of Directors will file articles supplementary with the Maryland State Department of Assessments and Taxation that describe such shares, including (a) the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications, and terms and conditions of redemption, as set or changed by the Board of Directors; and (b) a statement that the shares have been classified or reclassified by the Board of Directors pursuant to its authority under the Company’s charter. The articles supplementary will be executed in the manner provided by Title 7 of the MGCL.

ARTICLE VIII

ACCOUNTING YEAR

The Directors shall have the power, from time to time, to fix the fiscal year of the Company by a duly adopted resolution, provided that the fiscal year of the Company shall be the calendar year for all taxable periods following the Company’s election as, and prior to any termination or revocation of the election of the Company as, a real estate investment trust under the Internal Revenue Code of 1986, as amended.

ARTICLE IX

DISTRIBUTIONS

SECTION 1.   DECLARATION.   Distributions upon the Equity Shares of the Company may be declared by the Directors, subject to the provisions of law and the Articles of Incorporation. Distributions may be paid in cash or other property of the Company, subject to the provisions of law and the Articles of Incorporation.

SECTION 2.  CONTINGENCIES.  Before payment of any Distributions, there may be set aside out of any funds of the Company available for Distributions such sum or sums as the Directors may from time to time, in their absolute discretion, think proper as a reserve fund for the contingencies, for equalizing Distributions, for repairing or maintaining any property of the Company or for such other purpose as the Directors shall determine to be in the best interest of the Company, and the Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE X

INVESTMENT POLICY

Subject to the provisions of the Articles of Incorporation, the Directors may from time to time adopt, amend, revise or terminate any policy or policies with respect to investments by the Company as they shall deem appropriate in their sole discretion. In addition, the Independent Directors shall review the Company’s investment policies at least annually to determine that the policies are in the best interests of the stockholders. The determination will be set forth in the minutes of the Board of Directors along with the basis for such determination.

ARTICLE XI

SEAL

SECTION 1.   SEAL.   The Directors may authorize the adoption of a seal by the Company. The seal shall have inscribed thereon the name of the Company and the year of its organization. The Directors may authorize one or more duplicate seals and provide for the custody thereof.

SECTION 2.  AFFIXING SEAL.  Whenever the Company is required to place its seal to a document, it shall be sufficient to meet the requirements of any law, rule or regulation relating to a seal to place the word “(SEAL)” adjacent to the signature of the person authorized to execute the document on behalf of the Company.

ARTICLE XII

WAIVER OF NOTICE

Whenever any notice is required to be given pursuant to the Articles of Incorporation or these Bylaws or pursuant to applicable law, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at nor the purpose of any meeting need be set forth in the waiver of notice, unless specifically required by statute. The attendance of any person at any meeting shall constitute a waiver of notice of such meeting, except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

ARTICLE XIII

AMENDMENT OF BYLAWS

SECTION 1.  AMENDMENTS.  These Bylaws may be amended or repealed by either the affirmative vote of a majority of all Equity Shares outstanding and entitled to vote generally in the election of Directors, voting as a single group, or by an affirmative vote of a majority of the Directors, provided that such amendments are not inconsistent with the Articles of Incorporation, and further provided that the Directors may not amend these Bylaws, without the affirmative vote of a majority of the Equity Shares, to the extent that such amendments adversely affect the rights, preferences and privileges of Stockholders.

SECTION 2.  LOCATION OF BYLAWS.  The original or a certified copy of these Bylaws, including any amendments thereto, shall be kept at the Company’s principal office, as determined pursuant to Article I, Section 1 of these Bylaws.

The foregoing are certified as the Bylaws of the Company adopted by the Directors as of August   9  , 2011.

By:	/s/ Andrew A. Hyltin
Name:	Andrew A. Hyltin
Title:	President